                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the Commission Only
[X]  Definitive Proxy Statement             (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        j2 Global Communications, Inc.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

   (5) Total fee paid:

       -------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

       -------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

   (3) Filing Party:

       -------------------------------------------------------------------------

   (4) Date Filed:

       -------------------------------------------------------------------------

[LOGO] J2 Global Communications

                        j2 Global Communications, Inc.
                      6922 Hollywood Boulevard, Suite 800
                          Hollywood, California 90028

                                                                   May 15, 2002

Dear Stockholder:

   We cordially invite you to attend the j2 Global Communications, Inc. 2002 Annual Meeting of Stockholders. The meeting will be held on Tuesday, June 18, 2002, at 10:00 a.m. local time at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028.

   At the meeting, stockholders will vote on important matters. Please take the time to carefully read the proposals described in the attached proxy statement.

   Thank you for your support of j2 Global Communications.

                                          Sincerely,

                                          /s/ Richard S. Ressler

                                          Richard S. Ressler
                                          Chairman of the Board

                               -----------------

  This proxy statement and the accompanying proxy card are being mailed to j2
                                    Global
                  stockholders beginning about May 15, 2002.

                        j2 GLOBAL COMMUNICATIONS, INC.

                               -----------------

                   Notice of Annual Meeting of Stockholders
                           to Be Held June 18, 2002

                               -----------------

   We will hold the 2002 Annual Meeting of Stockholders of j2 Global Communications, Inc., a Delaware corporation, at the Hollywood Roosevelt Hotel, located at 7000 Hollywood Boulevard, Los Angeles, California 90028, on Tuesday, June 18, 2002, at 10:00 a.m. local time, for the following purposes:

   1. To elect five directors to serve for the ensuing year and until their successors are elected; and

   2. To transact such other business as may properly come before the meeting and any adjournment(s) and postponement(s) thereof.

   The foregoing items of business are more fully described in the Proxy Statement which is attached to and made a part of this Notice.

   The Board of Directors has fixed the close of business on May 14, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                        /s/ Jeffrey D. Adelman

                                          Jeffrey D. Adelman
                                          Vice President, General Counsel and
                                            Secretary

May 15, 2002
Hollywood, California

                               TABLE OF CONTENTS


  ABOUT THE ANNUAL MEETING................................................   1

  PROPOSAL 1---ELECTION OF DIRECTORS......................................   3

  INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND
    MANAGEMENT............................................................   6

  EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS........................   7

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
    EXECUTIVE COMPENSATION................................................  13

  AUDIT COMMITTEE REPORT..................................................  16

  FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT...............  17

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.............  17

  PERFORMANCE GRAPH.......................................................  18

  CERTAIN TRANSACTIONS....................................................  20

  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL STOCKHOLDERS' MEETING.............  22

  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.................  22

  COST OF ANNUAL MEETING AND PROXY SOLICITATION...........................  22

  HOUSEHOLDING............................................................  22

  OTHER MATTERS...........................................................  23

                        j2 Global Communications, Inc.
       6922 Hollywood Boulevard, Suite 800, Hollywood, California 90028

                               -----------------

                                PROXY STATEMENT

                               -----------------

                           ABOUT THE ANNUAL MEETING

Who Is Soliciting My Vote?

   The Board of Directors of j2 Global Communications, Inc. ("j2 Global") is soliciting your vote at the 2002 Annual Meeting of j2 Global's stockholders.

What Will I Be Voting On?

   A proposal to elect five members to the j2 Global Board of Directors (see page 3).

How Many Votes Do I Have?

   You will have one vote for every share of j2 Global common stock you owned on May 14, 2002 (the record date).

How Many Votes Can Be Cast By All Stockholders?

   10,741,185, which represents the total number of shares of j2 Global common stock that were outstanding on the record date.

How Many Votes Must Be Present to Hold the Meeting?

   A majority of the votes that can be cast, or 5,370,593 votes. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Meeting.

Does Any Single Stockholder Control As Much As 5% of Any Class of j2 Global
Stock?

   Yes. We were aware of the following beneficial owners of more than 5% of j2 Global common stock as of the record date:

                                              Number of      Percentage
                   Name and Address            Shares         of Class
                   ----------------           ---------      ----------
         Richard S. Ressler.................. 3,740,097/(1)/    34.5%
          c/o Orchard Capital Corporation
          6922 Hollywood Boulevard, 9th Floor
          Los Angeles, CA 90028
         Michael J.G. Gleissner.............. 1,344,279         12.6%
          12340 NE 6th Court
          Miami, FL 33161

--------
(1) Consists of 3,277,957 shares of stock owned by Orchard/JFAX Investors, LLC, 250,000 shares of stock owned by Richard S. Ressler, 97,561 shares of stock owned by The Ressler Family Foundation, 77,079 shares of stock which Orchard/JFAX Investors may purchase pursuant to warrants which are exercisable in full at this time and options owned by Mr. Ressler to acquire 37,500 shares of stock that are exercisable within 60 days of the record date for this meeting. Mr. Ressler is the manager of Orchard/JFAX Investors and a trustee of The Ressler Family Foundation, but has disclaimed beneficial ownership of any shares of stock in which he has no pecuniary interest.

How Do I Vote?

   You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting.

   To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

   If you want to vote in person at the Annual Meeting, and you hold your j2 Global stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I Change My Vote?

   Yes. Just send in a new proxy card with a later date or send a written notice of revocation to j2 Global's Secretary at 6922 Hollywood Boulevard, Suite 800, Hollywood, California 90028. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What If I Don't Vote For a Matter Listed On My Proxy Card?

   If you return a proxy card without indicating your vote, your shares will be voted for the nominees listed on the card.

What If I Vote "Abstain"?

   A vote to "abstain" on a matter will have the effect of a vote against that matter.

Can My Shares Be Voted If I Don't Return My Proxy Card and Don't Attend the Annual Meeting?

   If you don't vote your shares held in street name, your broker can vote your shares on any matter scheduled to come before the meeting.

   If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don't give your broker instructions on how to vote your shares, the votes will be broker non-votes, which will have no effect on the vote for any matter scheduled to be considered at the Annual Meeting.

   If you don't vote your shares held in your name, your shares will not be voted.

What Happens if the Meeting is Postponed or Adjourned?

   Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

                       PROPOSAL 1--ELECTION OF DIRECTORS

General

   A board of five directors is to be elected at the j2 Global Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for j2 Global's five nominees named below, each of whom is currently a director of j2 Global. In the event that any nominee of j2 Global is unable or declines to serve as a director at the time of the Annual Meeting, neither of which events is expected, the proxies will be voted for such nominee as shall be designated by the current j2 Global Board of Directors to fill the vacancy.

Vote Required

   Each share of j2 Global common stock may vote for up to five director-nominees. Votes may not be cumulated. If a quorum is present, the five nominees receiving the highest number of votes will be elected to the j2 Global Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast.

   The term of office of each person elected as a director will continue until the next j2 Global Annual Meeting or until his successor has been elected and qualified.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

Nominees

   The names of the nominees, their ages at the record date and certain other information about them are set forth below:

                                                                                         Director
           Name             Age                   Principal Occupation                    Since
           ----             ---                   --------------------                   --------
Richard S. Ressler/(1)/.... 44  President, Orchard Capital Corporation                     1997
John F. Rieley............. 59  Entrepreneur                                               1995
Michael P. Schulhof/(1)(2)/ 59  Private Investor                                           1997
Robert J. Cresci/(1)(2)/... 58  Managing Director of Pecks Management Partners Ltd.        1998
Douglas Y. Bech/(2)/....... 56  Chairman and CEO of Raintree Resorts International, Inc.   2000

--------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

   There are no family relationships among any of the directors or executive officers of j2 Global.

   Richard S. Ressler has been Chairman of the Board and a director since 1997. He is the Managing Member of Orchard/JFAX Investors, LLC, one of j2 Global's principal stockholders. He was the Chief Executive Officer of j2 Global from March 1997 until January 2000. Mr. Ressler is the founder and President of Orchard Capital Corporation, a firm that provides investment capital and advice to companies in which Orchard Capital or its affiliates have made investments. He has been a principal of Orchard Capital since 1994. Mr. Ressler is a co-founder and principal of CIM Group, LLC, a real estate investment, development and management company. He has been a principal of CIM Group since 1994. Mr. Ressler has been the Chairman of the Board of MAI Systems Corporation, a software and network computing company, since 1995. He served as MAI's chief executive officer from 1995 to 1997. Since March 2000, Mr. Ressler has been Chairman of the Board of Express One International, Inc., an ACMI (aircraft, crew, maintenance and insurance) operator of cargo aircraft.

   John F. Rieley is a co-founder and has been a director of j2 Global since 1995. From December 1995 when j2 Global was founded until March 1997, he held various offices with j2 Global. Since March 1997, he has provided consulting services to j2 Global under an agreement between j2 Global and Boardrush Media LLC. He has managed, marketed and consulted on other projects in the media field, the airline industry and in public affairs.

   Michael P. Schulhof has been a director of j2 Global since 1997. Mr. Schulhof is a private investor in the media, communications and entertainment industry. From 1993 to 1996, he was President and Chief Executive Officer of Sony Corporation of America. Mr. Schulhof is a trustee of Brandeis University, the Lincoln Center for the Performing Arts, New York University Medical Center and the Brookings Institution. He is a member of the Council on Foreign Relations and the Investment and Services Policy Advisory Committee to the U.S. Trade Representative. Mr. Schulhof is a director of SportsLine, USA, Inc., an Internet-based sports media company.

   Robert J. Cresci has been a director of j2 Global since 1998. Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since 1990. Mr. Cresci currently serves on the boards of Sepracor, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare Life Sciences, Inc., Learn2 Corporation and several private companies.

   Douglas Y. Bech has served as a director of j2 Global since November 2000. From August 1988 through November 2000, he served as a director of eFax.com. Since August 1997, Mr. Bech has served as Chairman and Chief Executive Officer of Raintree Resorts International, Inc., a company that owns and operates luxury vacation ownership resorts. Mr. Bech was a founding partner of and, since August 1994, has served as a Managing Director of Raintree Capital, LLC, a merchant banking firm. From October 1994 to October 1997, he was a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm.

Executive Officers

   The following sets forth certain information regarding j2 Global's executive officers (ages are as of the record date):

   Scott M. Jarus, 46, has been President of j2 Global since July 2001. Prior to joining j2 Global, Mr. Jarus was the President and Chief Operating Officer of OnSite Access, a premier building-centric integrated communications provider, from 1998 to 2001. From 1994 to 1998, Mr. Jarus held various senior management positions in the telecommunications industry, including serving as Senior Vice President of Operations at RCN Telecom, and was co-founder and Vice President of Multimedia Medical Systems, Inc. For nine years prior to 1994, Mr. Jarus served in various senior management positions, including Vice President of Operations of Metromedia Communications.

   Nehemia Zucker, 45, has been j2 Global's Chief Financial Officer since 1996, and since December 2000 has also served as j2 Global's Chief Marketing Officer. Prior to joining j2 Global in 1996, he was Chief Operations Manager of Motorola's EMBARC division, which packages CNBC and ESPN for distribution to paging and wireless networks. From 1980 to 1996, Mr. Zucker held various positions in finance, operations and marketing at Motorola in the United States and abroad.

   Leo D'Angelo, 39, has been j2 Global's Chief Technology Officer since March 2000. Mr. D'Angelo previously held the position of founder and Chief Technology Officer at TimeShift, Inc., a developer of technology for accessing and managing communications services via the Internet. j2 Global acquired the assets of TimeShift on March 1, 2000. Before founding TimeShift in 1997, Mr. D'Angelo was responsible for the design and implementation of Fidelity Investments' equity trading floor.

   R. Scott Turicchi, 38, has been j2 Global's Executive Vice President, Corporate Development since March 2000. He served as a director of j2 Global from 1998 through 2000. From 1990 to 2000, Mr. Turicchi was a

Managing Director in Donaldson, Lufkin & Jenrette Securities Corporation's investment banking department. At DLJ, he was responsible for corporate finance activities, including public equity offerings, high grade and high yield debt offerings, private equity placements and mergers and acquisitions advisory services.

Board Meetings and Committees

   j2 Global's Board of Directors held four meetings during the year ended December 31, 2001 and conducted business by written consent. The Board of Directors has a Compensation Committee and an Audit Committee. It does not have a Nominating Committee.

   j2 Global's Audit Committee currently consists of Messrs. Cresci, Schulhof and Bech. The Audit Committee recommends engagement of j2 Global's independent auditors and is primarily responsible for approving the services performed by the independent auditors and reviewing and evaluating j2 Global accounting policies and systems of internal accounting controls. The Committee held one meeting during 2001.

   j2 Global's Compensation Committee currently consists of Messrs. Cresci, Schulhof and Ressler. The Compensation Committee reviews and approves j2 Global's executive compensation policies and is responsible for administering j2 Global's 1997 Stock Option Plan and j2 Global's 2001 Employee Stock Purchase Plan. The Compensation Committee held one meeting during 2001 and conducted business by written consent.

   During 2001, each incumbent j2 Global director attended at least seventy-five percent (75%) of the aggregate of all of the meetings of the Board of Directors and the Committees of which he was a member.

Director Compensation

   j2 Global does not pay fees to its directors for performance of their duties as directors of j2 Global. j2 Global does reimburse directors for their out-of-pocket expenses incurred in connection with attendance at board and committee meetings of j2 Global. j2 Global's directors are eligible to participate in j2 Global's 1997 Stock Option Plan. In December 2001, Messrs. Bech, Cresci, Rieley, Schulhof and Ressler were each granted 12,500 options to purchase shares of j2 Global's common stock at an exercise price of $3.75 per share. No options were exercised by any of j2 Global's directors in 2001. See "Executive Officer Compensation and Other Matters--1997 Stock Option Plan" beginning on page 10 for a description of the terms of j2 Global's 1997 Stock Option Plan.

   The services of Richard S. Ressler, formerly as Chief Executive Officer and currently as Chairman, are provided to j2 Global pursuant to a consulting agreement. See "Executive Officer Compensation and Other Matters--Report of the Compensation Committee of the Board of Directors on Executive Compensation" beginning on page 13 for a description of the terms of that agreement.

   No options or warrants were exercised by any of j2 Global's directors in 2001.

                 INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   The following table sets forth the beneficial ownership of j2 Global common stock as of the record date by each director, by each executive officer named in the Summary Compensation Table beginning on page 7 and by all such directors and executive officers as a group.

                                                                                  Number of
                                                                                    Shares
                                                                                 Beneficially     Approximate
                                   Name/(1)/                                      Owned/(2)/      Percentage
                                   ---------                                     ------------     -----------
Richard S. Ressler . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ...  3,740,097/(3)/     34.5%
Douglas Y. Bech . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ....      5,418/(4)/        *
Robert J. Cresci . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8,750/(5)/        *
John F. Rieley . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     52,500/(6)/        *
Michael P. Schulhof . . . . . . . . . . . . . . . . . . . . . . . . . . . ......    284,526/(7)/      2.5%
Scott M. Jarus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     78,814/(8)/        *
Nehemia Zucker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .....    141,237/(9)/      1.3%
R. Scott Turicchi . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..    116,859/(10)/     1.1%
Leo D'Angelo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ...     15,000/(11)/       *
All directors, director nominees and named executive officers as
 a group (9 persons) ...........................................................  4,443,201          40.9%

--------
  * Less than 1%

 (1) The address for all executive officers, directors and director nominees is c/o j2 Global Communications, Inc., 6922 Hollywood Blvd., Suite 800, Los Angeles, CA 90028.

 (2) As of the record date for this meeting, 10,741,185 shares of j2 Global common stock were outstanding.

 (3) Consists of 3,277,957 shares of stock owned by Orchard/JFAX Investors, LLC, 250,000 shares of stock owned by Richard S. Ressler, 97,561 shares of stock owned by The Ressler Family Foundation, 77,079 shares of stock which Orchard/JFAX Investors may purchase pursuant to warrants which are exercisable in full at this time and options owned by Mr. Ressler to acquire 37,500 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting. Mr. Ressler is the manager of Orchard/JFAX Investors and a trustee of The Ressler Family Foundation, but has disclaimed beneficial ownership of any shares of j2 Global common stock in which he has no pecuniary interest.

 (4) Consists of 5,351 shares of j2 Global common stock and options to acquire 67 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

 (5) Consists of options to acquire 8,750 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

 (6) Consists of 43,750 shares of j2 Global common stock and options to acquire 8,750 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

 (7) Consists of 65,776 shares of j2 Global common stock, vested warrants to acquire 210,000 shares of j2 Global common stock and options to acquire 8,750 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

 (8) Consists of 16,314 shares of j2 Global common stock and options to acquire 62,500 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

 (9) Consists of 65,435 shares of j2 Global common stock and options to acquire 75,802 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

(10) Consists of 921 shares of j2 Global common stock, vested warrants to acquire 35,938 shares of j2 Global common stock and options to acquire 80,000 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

(11) Consists of options to acquire 15,000 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

               EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

Summary Compensation Table

   The following table shows, as to j2 Global's President (principal executive officer), and each of j2 Global's other four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year, information concerning all compensation paid for services to j2 Global in all capacities during the last three fiscal years.

                                                          Long Term Compensation
                                                      -------------------------------
                                        Annual
                                     Compensation     Securities        All Other
                                 -------------------- Underlying     ----------------
Name and Principal Position Year Salary ($) Bonus ($) Options (#)    Compensation ($)
--------------------------- ---- ---------- --------- -----------    ----------------
 Scott M. Jarus/(1)/....... 2001  124,015        --     250,000             --
  President                 2000       --        --          --             --
                            1999       --        --          --             --

 Richard S. Ressler/(2)/... 2001  144,000        --     262,500             --
  Chairman and Former       2000  176,750        --      12,500             --
  Chief Executive Officer   1999  237,500        --     125,000/(3)/        --

 Nehemia Zucker............ 2001  196,634    14,438      17,625             --
  Chief Financial and       2000  172,019    35,000      17,792             --
  Marketing Officer         1999  150,000    43,125       5,125/(4)/        --

 R. Scott Turicchi......... 2001  160,897    18,563      12,500             --
  Executive VP, Corp Dev    2000  181,731        --     212,500/(5)/        --
                            1999       --        --      10,000/(5)/        --

 Leo D'Angelo.............. 2001  174,400    14,438       5,000             --
 Chief Technology Officer   2000  140,577        --      30,000             --
                            1999       --        --          --             --

--------

(1) Mr. Jarus joined j2 Global in July 2001.

(2) Mr. Ressler is an employee of Orchard Capital Corporation, which provides his services to j2 Global through a consulting agreement. Mr. Ressler served as j2 Global's Chief Executive Officer from March 1997 until January 2000. See "--Report of the Compensation Committee of the Board of Directors on Executive Compensation" beginning on page 13 for a description of the terms of the Orchard Capital consulting agreement.

(3) Mr. Ressler elected to exchange these options for an equal grant of options in 2001 pursuant to j2 Global's offer to exchange, which is described in the Tender Offer Statement on Schedule TO filed by j2 Global with the Securities and Exchange Commission on May 22, 2001, as amended by Amendment Nos. 1 and 2 thereto filed with the SEC on June 13, 2001 and October 5, 2001, respectively (the "Offer to Exchange"). In accordance with the Offer to Exchange, these options were canceled effective June 25, 2001 and j2 Global issued Mr. Ressler an equal number of replacement options on December 28, 2001, which replacement options are included in the 2001 totals.

(4) Mr. Zucker elected to exchange these options for an equal grant of options in 2001 pursuant to the Offer to Exchange (as defined under Note (3), above). In accordance with the Offer to Exchange, these options were canceled effective June 25, 2001 and j2 Global issued Mr. Zucker an equal number of replacement options on December 28, 2001, which replacement options are included in the 2001 totals.

(5) Pursuant to an amendment to Mr. Turicchi's employment agreement, effective July 9, 2001 all of these options were canceled with the exception of 80,000 of those granted in 2000, which were fully vested as of July 9, 2001 and remain outstanding.

Options Granted in Last Fiscal Year

   The following table provides certain information regarding stock options granted during the fiscal year ended December 31, 2001 to j2 Global's executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all current directors who are not executive officers as a group and to all other employees as a group. As required by SEC rules, the table sets forth the hypothetical gains that would exist for the shares subject to such options based on assumed annual compounded rates of stock price appreciation during the option term.

                                               Individual Grants
                   -------------------------------------------------------------------------
                                                                         Potential Realizable
                                    % of Total                             Value at Assumed
                      Number of      Options                             Annual Rates of Stock
                     Securities     Granted To                           Price Appreciation of
                     Underlying     Employees    Exercise                  Option Term/(1)/
                       Options      In Fiscal      Price      Expiration ---------------------
                   Granted (#)/(2)/ Year/(3)/  ($/SH)/(4)(5)/    Date     5% ($)     10% ($)
                   ---------------  ---------- -------------  ----------  -------   ---------
Richard S. Ressler     262,500        24.19%       3.75        12/28/11  619,068   1,568,840
Nehemia Zucker....      17,625         1.62%       3.75        12/28/11   41,566     105,336
Leo D'Angelo......       5,000         0.46%       3.75        12/28/11   11,792      29,883
R. Scott Turicchi.      12,500         1.15%       3.75        12/28/11   29,479      74,707
Scott M. Jarus....     250,000        23.04%       4.01        07/28/11  630,467   1,597,727

                                                                Total Grants
                                  -------------------------------------------------------------------------
                                                                                        Potential Realizable
                                                   % of Total                             Value at Assumed
                                     Number of      Options                             Annual Rates of Stock
                                    Securities     Granted To                           Price Appreciation of
                                    Underlying     Employees    Exercise                  Option Term/(1)/
                                      Options      In Fiscal      Price      Expiration ---------------------
                                  Granted (#)/(2)/ Year/(3)/  ($/SH)/(4)(5)/    Date     5% ($)     10% ($)
                                  ---------------  ---------- -------------  ----------  -------   ---------
All current executive                 297,625        27.43%       3.75        12/28/11  701,905   1,778,766
 officers as a group (5 officers)     250,000        23.04%       4.01        07/28/11  630,467   1,597,727

All current directors who are not
  executive officers as a group
  (4 directors)..................      80,266         7.40%       3.75        12/28/11  189,295     479,712

All other employees as a group...      94,250         8.69%       4.10        11/21/11  243,020     615,862
                                       61,750         5.69%       3.95        06/28/11  153,394     388,733
                                      154,340        14.22%       3.75        12/28/11  363,988     922,418
                                       15,000         1.38%       2.19        01/03/11   19,821      49,769
                                        1,250         0.12%       2.19        11/06/10    1,652       4,147
                                       70,500         6.50%       2.19        11/29/10   93,159     233,914
                                       25,000         2.30%       2.19        02/22/11   33,035      82,948
                                        1,250         0.12%       2.19        10/09/10    1,652       4,147
                                        2,500         0.23%       2.19        12/18/10    3,304       8,295

--------
(1) The potential realizable value illustrates value that might be realized upon exercise of options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of j2 Global's common stock and the timing of option exercises, as well as the optionee's continued employment through the vesting period. The gains shown are net of the option exercise price, but do not include deductions for taxes and other expenses payable upon the exercise of the option or for sale of underlying shares of j2 Global's common stock. There can be no assurance that the amounts reflected in this table will be achieved.

(2) All stock options granted have 10-year terms and are exercisable with respect to twenty-five percent (25%) of the shares covered thereby on the anniversary of the date of grant, with full vesting occurring four years following the date of grant. See "--Employment Contracts, Termination of Employment and Change of

    Control Agreements" and "--1997 Stock Option Plan" beginning on pages 9 and 10, respectively, for provisions regarding acceleration of the vesting of options.

(3) j2 Global granted stock options representing 1,004,965 shares of j2 Global's common stock in the fiscal year ended December 31, 2001, including all options granted to Mr. Ressler but excluding options granted to j2 Global's other directors.

(4) Options were granted at an exercise price equal to the market value of j2 Global's common stock as listed on The Nasdaq National Market.

(5) The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already-owned shares.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth the number of shares covered by unexercised stock options held by j2 Global's executive officers as of December 31, 2001, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option as of December 31, 2001. No options were exercised by any of j2 Global's executive officers during the year ended December 31, 2001.

                              Number of Securities      Value of Unexercised In-
                             Underlying Unexercised       The-Money Options at
                         Options at Fiscal Year-End (#) Fiscal Year-End ($)/(1)/
          Name             Exercisable/Unexercisable    Exercisable/Unexercisable
          ----           ------------------------------ -------------------------
Richard S. Ressler......          3,125/271,875                    0/315,000
Scott M. Jarus..........             0/250,000                     0/235,000
Nehemia Zucker..........         70,073/30,969               109,375/21,150
R. Scott Turicchi.......         80,000/12,500                    0/15,000
Leo D'Angelo............         7,500/22,500                     0/6,000

--------
(1) Value is based on the $4.95 per share closing price of j2 Global's common stock on the Nasdaq National Market on December 31, 2001, less the exercise price.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

   j2 Global currently has employment contracts with each of Messrs. Jarus, Turicchi and Zucker. j2 Global also has consulting agreements with Orchard Capital Corporation, which supplies the services of Mr. Ressler, and with Boardrush Media LLC, which supplies the services of John F. Rieley, a director and co-founder, and Jens Muller, a former director and a co-founder. See "--Report of the Compensation Committee of the Board of Directors on Executive Compensation" beginning on page 13 for a description of the terms of the Orchard Capital consulting agreement, and see "Certain Transactions" beginning on page 20 for a description of the terms of the Boardrush consulting agreement.

   Mr. Jarus' Contract. Mr. Jarus entered into an employment agreement with j2 Global upon joining j2 Global as President on July 8, 2001. Under this agreement, Mr. Jarus receives a base salary of $270,000 per year and is eligible to participate in j2 Global's executive bonus program. He also is entitled to participate in all of j2 Global's benefits programs and to reimbursement of up to $60,000 for relocation expenses. If j2 Global terminates his employment constructively or for any reason other than cause, Mr. Jarus is entitled to severance and continued participation in j2 Global's health insurance coverage for six months following the date of termination. These severance and continued health insurance coverage obligations would cease in the event Mr. Jarus were to become employed by another company during this period.

   Also pursuant to this employment agreement, j2 Global loaned Mr. Jarus $500,000 towards the purchase of a home in the Los Angeles area. The loan is secured by a second mortgage on Mr. Jarus' Los Angeles home. The mortgage is zero coupon, bears interest at the rate of 4.88% per annum and is payable in full on or before July 8, 2006. If Mr. Jarus voluntary terminates his employment with j2 Global or is terminated for cause, he will be required to repay the full balance of the loan amount within 60 days of his last date of employment with j2 Global. If Mr. Jarus is terminated without cause or is constructively terminated, he will be required to pay the balance of the mortgage no later than the date that is one year following his last day of employment with j2 Global.

   In accordance with this agreement, j2 Global issued Mr. Jarus options to purchase 250,000 shares of j2 Global's common stock at an exercise price of $4.01 per share, which was the closing price of j2 Global's common stock on the Nasdaq National Market on the trading day preceding his date of employment. The agreement provides for accelerated vesting of Mr. Jarus' options if he is terminated without cause or constructively terminated within one year following a change in control of j2 Global. Mr. Jarus' options are governed by j2 Global's 1997 Stock Option Plan. See "--1997 Stock Option Plan" beginning on page 10 for a description of the terms of j2 Global's 1997 Stock Option Plan.

   Mr. Turicchi's Contract. On July 9, 2001, j2 Global and Mr. Turicchi terminated Mr. Turicchi's existing employment agreement and entered into a new employment agreement to reduce the number of hours per week that Mr. Turicchi is required to work for j2 Global and to proportionately reduce his salary. Under this new agreement, which terminates July 9, 2002, Mr. Turicchi is required to work for j2 Global at least 20.1 hours per week and his base annual compensation was reduced from $225,000 to $112,500. In the event that Mr. Turicchi's employment is terminated by j2 Global without cause prior to July 9, 2002, j2 Global is required to continue to pay his base salary and benefits through July 9, 2002. Mr. Turicchi is entitled to participate in all of j2 Global's benefits programs, but does not accrue any vacation or sick time. He is permitted to engage in other business or to accept other employment.

   Under this new employment agreement, Mr. Turicchi agreed to cancel all but 80,000 of the 212,500 stock options he owned as of July 9, 2001, and j2 Global agreed that these 80,000 remaining options would become immediately vested. These options have an exercise price of $8.24 per share.

   Mr. Zucker's Contract. This employment agreement has no specified term and is terminable at will by either party, but provides for severance payments equal to six months' salary in the event of a termination by j2 Global without cause. This agreement provide for accelerated vesting of Mr. Zucker's employee stock options in the event of a change in control of j2 Global.

1997 Stock Option Plan

   j2 Global's 1997 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders in November 1997. In May 2001, j2 Global amended and restated the 1997 Stock Option Plan to permit the issuance of restricted stock under the plan. A total of 2,500,000 shares of j2 Global's common stock have been reserved for issuance under the plan. As of the record date, options to purchase 1,815,975 shares of common stock were outstanding under the plan, 64,178 shares had been issued upon exercise of previously granted options and no shares of restricted stock were outstanding under the plan.

   The plan provides for grants to employees, including officers and employee directors, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for grants of non-statutory stock options and restricted stock awards to employees, including officers and employee directors, and consultants, who may be non-employee directors.

   The plan is administered by the Compensation Committee of j2 Global's Board of Directors. The plan administrator determines the terms of the options granted and restricted stock awarded, including the exercise price of each option, the number of shares subject to each option and covered by each restricted stock award and the vesting of each option and restricted stock award. The plan administrator also has the full power to select the individuals to whom options and restricted stock will be granted and to make any combination of grants to any participants.

   Options generally have a term of 10 years. For options granted in 1999 and prior years, one-third of the options vest on the one-year anniversary of the grant date and each of the remaining one-third portions of the options vest on each annual anniversary of the grant date thereafter. For options granted after 1999, one-quarter of the options vest on the one-year anniversary of the grant date and each of the remaining one-quarter portions of the options vest on each annual anniversary of the grant date thereafter.

   The option exercise price may not be less than the higher of the par value or one hundred percent (100%) of the fair market value of j2 Global's common stock on the date of grant; provided, however, that non-statutory options may be granted at exercise prices of not less than the higher of the par value or eighty-five percent (85%) of the fair market value on the date the option is granted. In the case of an incentive option granted to a person who at the time of the grant owns stock representing more than ten percent (10%) of the total combined voting power of all classes of j2 Global's common stock, the option exercise price for each share of common stock covered by such option may not be less than one hundred ten percent (110%) of the fair market value of a share of j2 Global's common stock on the date of grant of such option.

   In the event of a sale of all or substantially all of j2 Global's assets, or j2 Global's merger with or into another corporation, each option and each share of restricted stock will become immediately exercisable in full unless the Board of Directors determines that the holder has been offered substantially identical replacement options or replacement shares of restricted stock, as the case may be, and a comparable position at the acquiring company.

2001 Employee Stock Purchase Plan

   j2 Global's 2001 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders in May and June 2001, respectively. A total of 500,000 shares of j2 Global's common stock have been reserved for issuance under the Purchase Plan. As of the record date, 28,040 shares had been issued under the Purchase Plan and 471,960 shares were available for future issuance. The Purchase Plan is administered by the Compensation Committee of j2 Global's Board of Directors.

   The Purchase Plan is implemented through sequential offerings, each of which is referred to as an "Offering," the terms of which are referred to herein as "Offering Periods." Generally, each such Offering Period is for three months duration or such other duration as the Compensation Committee shall determine, provided, however, that no Offering Period may exceed 27 months in duration. Offering Periods commence on or about February 1, May 1, August 1 and November 1 of each year and end on or about the next April 30, July 31, October 31 and January 31, respectively, occurring thereafter. The initial Offering Period commenced on August 1, 2001 and ended on October 31, 2001.

   The purchase price per share for an Offering under the Purchase Plan is ninety percent (90%) of the lesser of (a) the fair market value of a share of common stock on the commencement of the Offering, or (b) the fair market value of a share of common stock on the date of purchase. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may change the purchase price at which each share of common stock may be acquired in an Offering so long as the purchase price is not less than eighty-five percent (85%) of the lesser of (x) the fair market value of a share of common stock on the commencement of the Offering, or (y) the fair market value of a share of common stock on the date of purchase.

   By executing an agreement to participate in the Purchase Plan, an eligible employee is entitled to purchase shares under the Purchase Plan, hereafter referred to as a "Purchase Right". The Purchase Right consists of an option to purchase a maximum number of shares of common stock determined by either dividing fifteen percent (15%) of such eligible employee's compensation during the Offering Period by the purchase price of a share of common stock for such Offering Period or by dividing $12,500 by the fair market value of a share of common stock on the last date of such Offering Period, whichever is less. If the aggregate number of shares to be purchased upon exercise of Purchase Rights granted in the Offering would exceed the maximum aggregate number of shares available for issuance under the Purchase Plan, the Compensation Committee would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of each Offering Period.

   Any employee of j2 Global or of any parent or subsidiary corporation of j2 Global designated by the Compensation Committee for inclusion in the Purchase Plan is eligible to participate in an Offering under the Purchase Plan so long as the employee has been employed by j2 Global or any designated parent or subsidiary corporation of j2 Global for at least 30 days and is customarily employed at least 20 hours per week and five months per calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent (5%) or more of the total combined voting power or value of all classes of stock of j2 Global or of any parent or subsidiary corporation of j2 Global is entitled to participate in the Purchase Plan. In addition, no employee is entitled to purchase more than $25,000 worth of stock (determined based on the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of j2 Global in any calendar year.

   Notwithstanding anything to the contrary set forth in any of j2 Global's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee, the Audit Committee Report and the Stock Performance Graph which follows shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

General

   The Compensation Committee of j2 Global's Board of Directors recommends and approves changes to j2 Global's compensation policies and benefits programs, administers j2 Global's stock option and employee stock purchase plans, including approving stock option grants, and otherwise seeks to ensure that j2 Global's compensation philosophy is consistent with j2 Global's best interests and is properly implemented. The Committee currently is comprised of two independent non-employee directors and one non-employee director who also provides services to j2 Global pursuant to a consulting agreement with his employer.

Compensation Philosophy

   The goals of j2 Global's compensation program are to align compensation with j2 Global's overall business objectives and performance, to foster teamwork and to enable j2 Global to attract, retain and reward employees who contribute to its long-term success. The Committee also seeks to establish compensation policies that allow j2 Global flexibility to respond to changes in its business environment.

Compensation Components

   Compensation for j2 Global's executives generally consists of salary, participation in an executive bonus program, and stock option and restricted stock awards. The Committee assesses past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

   Salary. Base salaries are evaluated annually for all executive officers. In determining appropriate salary levels for such officers, the Compensation Committee considers, among other factors, the officer's scope of responsibility, prior experience, past performance and data on prevailing compensation levels in relevant markets for executive talent.

   Bonus Programs. j2 Global has established two "bonus" programs--one for executives and eligible managers, and the other for all other employees not eligible for the executive plan.

  . Executive Bonus Program. The bonus program for j2 Global's executives and eligible managers is designed to encourage and reward senior management for (a) attaining Company-wide financial goals, (b) improving the financial and operational health of j2 Global, and (c) meeting or exceeding individually defined goals and objectives for each executive and eligible manager. j2 Global's Compensation Committee administers this program. Under this program, j2 Global will establish a "bonus pool" in an amount that will vary based upon j2 Global achieving specific pre-defined financial criteria. If j2 Global achieves 100% of these goals, the bonus pool will equal 25% of the total annual base salaries of all eligible participants. The bonus pool can increase or decrease based upon greater than or less than 100% of these criteria being satisfied. The total amount of the pool, and the amount to be distributed to each participant, will be determined by the Compensation Committee after criteria. If j2 Global achieves 100% of these goals, the bonus pool will equal 25% of the total annual base salaries of all eligible participants. The bonus pool can increase or decrease based upon greater than or less than 100% of these criteria being satisfied. The total amount of the pool, and the amount to be distributed to each participant, will be determined by the Compensation Committee after public release of j2 Global's 2002 year-end audited financial statements. The Compensation Committee is not obligated to distribute the entire accrued bonus pool, although it expects to do so.

  . Employee Bonus Program. The bonus program for all of j2 Global's employees (other than those eligible for the Executive Bonus Program) is designed to encourage and reward extraordinary performance. It is referred to by j2 Global as its "Reward & Recognition Program". Under this program, j2 Global will accrue throughout 2002 an amount equal to 5% of the total annual base salaries and hourly compensation for all employees (except those eligible for the Executive Bonus Program). The timing and amount of each individual reward is determined by the employee's senior manager, with the concurrence of j2 Global's President. Awards may occur at any time throughout the year, and are based on an individual's singular contribution or the contribution of a group of individuals who work as a team. As this pool is intended to reward "exceptional" effort or accomplishment, there is no guarantee that the entire accrued bonus pool will actually be awarded.

   Stock Options and Restricted Stock. Stock option and restricted stock awards are designed to align the interests of executives with the long-term interests of the stockholders. The Compensation Committee approves option grants and restricted stock awards subject to vesting periods to retain executives and encourage sustained contributions. For options granted prior to 2000, the vesting period was usually over a three-year period or as to 100% of the grant on the third anniversary of the grant. Effective January 1, 2000, the typical vesting period was changed to a four-year period or as to 100% of the grant on the fourth anniversary of the grant. The exercise price of options is generally the market price on the date of grant.

Compensation of j2 Global's President and Chairman

   Mr. Jarus joined j2 Global as President in July 2001. His services are provided to j2 Global pursuant to an employment agreement. See "--Employment Contracts, Termination of Employment and Change of Control Arrangements" beginning on page 9 for a description of the terms of his employment agreement. Pursuant to his employment agreement, upon joining j2 Global Mr. Jarus was granted options to purchase 250,000 shares of j2 Global's common stock at an exercise price of $4.01 per share. See "--1997 Stock Option Plan" beginning on page 10 for a description of the terms of j2 Global's 1997 Stock Option Plan. The terms of Mr. Jarus' employment agreement were determined by the Compensation Committee based upon various subjective factors, such as Mr. Jarus' responsibilities, qualifications and years of experience.

   Mr. Ressler's services as Chairman, and formerly as Chief Executive Officer, have been provided pursuant to a consulting arrangement with Orchard Capital Corporation, a company controlled by Mr. Ressler, who is also a Member and the Manager of Orchard/JFAX Investors, LLC, one of j2 Global's principal stockholders. Under this consulting arrangement, j2 Global paid Orchard Capital $200,000 per year through June 30, 1999 and $275,000 per year from July 1, 1999 though March 31, 2000, in each case payable in equal monthly payments, for the services of Mr. Ressler. These arrangements were not pursuant to a written agreement. Effective April 1, 2000, Orchard Capital's compensation was reduced to $144,000 per year, and Orchard Capital's revised consulting arrangement was reflected in a new written agreement. This agreement was amended effective April 1, 2001 to extend it for consecutive six-month periods, and was again amended in December 2001 to increase Orchard Capital's compensation back to the original $275,000 per year. The agreement is terminable by either party by written notice delivered at least 30 days prior to commencement of the next 6-month term.

   As a director, Mr. Ressler is eligible to participate in j2 Global's 1997 Stock Option Plan. In December 2001, he was granted options to purchase 262,500 shares of j2 Global's common stock at an exercise price of $3.75 per share. 125,000 of these options were granted in place of an equal number of options canceled in June 2001 by Mr. Ressler under j2 Global's offer to exchange, which is described in the Tender Offer Statement on Schedule TO filed by j2 Global with the SEC on May 22, 2001, as amended by Amendment Nos. 1 and 2 thereto filed with the SEC on June 13, 2001 and October 5, 2001, respectively. 12,500 of these options were granted to Mr. Ressler for his service on j2 Global's Board of Directors. The remaining 125,000 of these options were granted in connection with the December 2001 amendment to the Orchard Capital consulting arrangement. See "--1997 Stock Option Plan" for a description of the terms of j2 Global's 1997 Stock Option Plan.

   Other than reimbursement for reasonable expenses incurred in connection with the services Orchard Capital renders to j2 Global, neither Orchard Capital nor Mr. Ressler receives any other compensation from j2 Global.

   The initial and revised compensation amounts payable to Orchard Capital pursuant to this consulting arrangement have been determined by the Compensation Committee (with Mr. Ressler abstaining) based upon various subjective factors such as Mr. Ressler's responsibilities, qualifications, years of experience, individual performance and perceived contributions to j2 Global. The December 2001 compensation increase from $144,000 to $275,000 per year, as well as the grant of 125,000 additional stock options to Mr. Ressler in December 2001, were based on a formal compensation survey and analysis conducted by a third party compensation consultant at the request of the Compensation Committee.

                                          Submitted by the Compensation
                                            Committee of the Board of Directors,

                                          Robert J. Cresci
                                          Michael P. Schulhof
                                          Richard S. Ressler

                            AUDIT COMMITTEE REPORT

   The Audit committee of j2 Global's Board of Directors consists of three non-employee directors, Douglas Y. Bech, Robert J. Cresci and Michael P. Schulhof, each of whom has been determined to be independent under the National Association of Securities Dealers' Listing Standards. The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors the selection of j2 Global's independent accountants.

   Management is responsible for j2 Global's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of j2 Global's consolidated financial statements in accordance with generally accepted accounting principles in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

   During fiscal 2001, the Audit Committee met with the senior members of j2 Global's financial management team and the independent accountants. The Audit Committee's agenda is established by the Audit Committee's chairman and senior members of j2 Global's financial management team. The Audit Committee had private sessions with j2 Global's independent accountants, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee has reviewed with management and the independent accountants the audited consolidated financial statements in this Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that j2 Global's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

   j2 Global's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee discussed with the independent accountants that firm's independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

   Based on the Audit Committee's discussion with management and the independent accountants, and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in this Annual Report on Form 10-K for the year ended December 31, 2001.

                                          Submitted by the Audit Committee of
                                            j2 Global's Board of Directors,

                                          Douglas Y. Bech
                                          Robert J. Cresci
                                          Michael P. Schulhof

           FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

   For the fiscal year ended December 31, 2001, KPMG LLP, our independent accountant, billed the approximate fees set forth below:

Audit Fees

   Aggregate fees for services rendered in connection with its audit of j2 Global's consolidated financial statements as of and for the year ended December 31, 2001 and its limited reviews of j2 Global's unaudited condensed consolidated interim financial statements were $112,000.

Financial Information Systems Design and Implementation Fees

   j2 Global did not pay any fees for financial information systems design and implementation services during the year ended December 31, 2001. j2 Global makes all management decisions with respect to its financial information systems, and is responsible for evaluating the adequacy of such systems and for establishing and maintaining its system of internal accounting controls.

All Other Fees

   Aggregate fees for (i) tax services were $6,000; and (ii) non-financial statement audit services such as due diligence procedures associated with acquisitions and assistance with regulatory filings were $40,000.

Availability of Representatives of Independent Accountant at the Annual Meeting

   Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so, and are expected to be available at the Meeting to respond to appropriate questions.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The j2 Global Compensation Committee currently consists of Messrs. Cresci, Schulhof and Ressler. j2 Global has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported pursuant to applicable SEC rules. One of j2 Global's former officers, Richard S. Ressler, but no current officer, serves on the Compensation Committee.

                               PERFORMANCE GRAPH

   The following graph compares, for the period that j2 Global's common stock has been registered under Section 12 of the Exchange Act (which commenced July 23, 1999), the cumulative total stockholder return for j2 Global, the Nasdaq Telecommunications Index and an index of companies that j2 Global has selected and justified as its peer group. The graph assumes that $100 was invested on July 23, 1999 in j2 Global's common stock at the initial public offering price of $38 per share and in each of the indexes, and assumes reinvestment of any dividends. No dividends have been declared or paid on j2 Global's common stock. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

   Companies in the peer group index include Deltathree Inc., Easylink Services Corporation (formerly Mail.com, Inc.), I-Link Corporation, iBasis Inc., PTEK Holdings, Inc., TeraGlobal Communications Corp. and Tumbleweed Communications Corp. We believe that the peer group index provides a representative group of companies in the outsourced messaging and communications industry.

          [THE PERFORMANCE GRAPH IS SET FORTH ON THE FOLLOWING PAGE.]

                                          [CHART]

              j2 GLOBAL                                     NASDAQ
         COMMUNICATIONS, INC.      PEER GROUP           TELECOM INDEX
         --------------------      ----------           -------------
 7/23/99       $100.00               $100.00               $100.00
 7/31/99         90.79                 89.14                 96.08
 8/31/99         72.37                 74.37                 93.75
 9/30/99         52.30                 78.46                 93.86
10/31/99         45.72                 75.82                111.40
11/30/99         61.51                104.81                123.36
12/31/99         70.72                124.32                152.54
 1/31/00         63.16                149.76                148.34
 2/29/00         55.92                178.02                171.43
 3/31/00         52.63                165.71                165.55
 4/30/00         27.63                 69.34                133.78
 5/31/00         15.79                 56.31                113.39
 6/30/00         16.78                 94.77                139.80
 7/31/00         26.97                 68.93                120.39
 8/30/00         15.13                 80.58                124.92
 9/30/00         13.82                 65.35                109.66
10/31/00         10.20                 28.79                 93.76
11/30/00          6.58                 20.22                 69.81
12/31/00          2.96                 19.59                 69.62
 1/31/01          8.22                 17.44                 83.50
 2/28/01          7.07                 11.91                 59.26
 3/31/01          6.09                  9.11                 49.29
 4/30/01          6.95                  9.56                 53.23
 5/31/01         10.00                 11.07                 50.74
 6/30/01         10.92                 11.72                 46.81
 7/31/01         10.53                  8.82                 42.12
 8/31/01          9.21                  7.42                 35.95
 9/30/01          8.92                  6.43                 30.51
10/31/01          8.32                  6.65                 31.77
11/30/01         10.39                  8.23                 36.22
12/31/01         13.03                  9.37                 34.80
 1/31/02         12.11                 10.03                 30.97
 2/28/02         14.55                  8.17                 25.12
 3/31/02         23.68                  8.54                 26.10


Measurement Date j2 GLOBAL COMMUNICATIONS, INC. PEER GROUP COMPOSITE INDEX NASDAQ TELECOM INDEX
---------------- ------------------------------ -------------------------- --------------------
   7/23/1999                $100.00                      $100.00                 $100.00
   7/31/1999                $ 90.79                      $ 89.14                 $ 96.08
   8/31/1999                $ 72.37                      $ 74.37                 $ 93.75
   9/30/1999                $ 52.30                      $ 78.46                 $ 93.86
   10/31/1999               $ 45.72                      $ 75.82                 $111.40
   11/30/1999               $ 61.51                      $104.81                 $123.36
   12/31/1999               $ 70.72                      $124.32                 $152.54
   1/31/2000                $ 63.16                      $149.76                 $148.34
   2/29/2000                $ 55.92                      $178.02                 $171.43
   3/31/2000                $ 52.63                      $165.71                 $165.55
   4/30/2000                $ 27.63                      $ 69.34                 $133.78
   5/31/2000                $ 15.79                      $ 56.31                 $113.39
   6/30/2000                $ 16.78                      $ 94.77                 $139.60
   7/31/2000                $ 26.97                      $ 68.93                 $120.39
   8/30/2000                $ 15.13                      $ 80.58                 $124.92
   9/30/2000                $ 13.82                      $ 65.35                 $109.66
   10/31/2000               $ 10.20                      $ 28.79                 $ 93.76
   11/30/2000               $  6.58                      $ 20.22                 $ 69.81
   12/31/2000               $  2.96                      $ 19.59                 $ 69.62
   1/31/2001                $  8.22                      $ 17.44                 $ 83.50
   2/28/2001                $  7.07                      $ 11.91                 $ 59.26
   3/31/2001                $  6.09                      $  9.11                 $ 49.29
   4/30/2001                $  6.95                      $  9.56                 $ 53.23
   5/31/2001                $ 10.00                      $ 11.07                 $ 50.74
   6/30/2001                $ 10.92                      $ 11.72                 $ 46.81
   7/31/2001                $ 10.53                      $  8.82                 $ 42.12
   8/31/2001                $  9.21                      $  7.42                 $ 35.95
   9/30/2001                $  8.92                      $  6.43                 $ 30.51
   10/31/2001               $  8.32                      $  6.65                 $ 31.77
   11/30/2001               $ 10.39                      $  8.23                 $ 36.22
   12/31/2001               $ 13.03                      $  9.37                 $ 34.80
   1/31/2002                $ 12.11                      $ 10.03                 $ 30.97
   2/28/2002                $ 14.55                      $  8.17                 $ 25.12
   3/31/2002                $ 23.68                      $  8.54                 $ 26.10

                             CERTAIN TRANSACTIONS

Indebtedness of Officers and Directors

   The following directors, officers and beneficial owners of more than five percent (5%) of j2 Global's common stock are indebted to j2 Global:

  . As of December 31, 2001, Scott M. Jarus was indebted to j2 Global in the amount of $512,000. This debt represents the $500,000 principal amount plus accrued interest of a loan made by j2 Global to Mr. Jarus on July 9, 2002 in connection with his engagement of employment. In accordance with his employment agreement, Mr. Jarus used the proceeds of this loan towards the purchase of a home in the Los Angeles area. The loan is secured by a second mortgage on that home. See "Executive Officer Compensation and Other Matters--Employment Contracts, Termination of Employment and Change of Control Arrangements" beginning on page 9 for a description of the terms of this loan.

  . As of December 31, 2001, Nehemia Zucker was indebted to j2 Global in the amount of $134,777. This debt represents the $100,000 principal amount plus accrued interest of a loan advanced to Mr. Zucker on April 11, 1997. The loan matures on May 31, 2002 and bears interest at the rate of 6.32% per annum. However, interest is not paid periodically, but rather is accrued and added to principal each September 30th and March 31st. This note is secured by a pledge of 55,000 shares of j2 Global's common stock owned by Mr. Zucker.

  . As of December 31, 2001, Boardrush Media LLC ("Boardrush") was indebted to j2 Global in the amount of $520,000. j2 Global advanced this loan to Boardrush on March 17, 1997 and the principal amount of the loan was originally $2,250,000. This loan matures on January 1, 2005 and bears interest at the rate of 6.32% per annum, with interest payments offset against amounts owed by j2 Global to Boardrush under the consulting agreement described below.

Consulting Agreements

   j2 Global has entered into the following consulting agreements with directors, officers and beneficial owners of more than five percent (5%) of j2 Global's common stock:

  . j2 Global is a party to a consulting agreement with Boardrush dated March 17, 1999, as amended in July 2000 and again in October 2001 (the "Boardrush Agreement"). Jens Muller, a co-founder and former director of j2 Global, is the Manager and therefore the controlling person of Boardrush. Pursuant to the Boardrush Agreement, Boardrush provides the services of Mr. Muller and John F. Rieley, a current director of j2 Global and also a co-founder, to j2 Global for a maximum of two days each per month. The Boardrush Agreement runs for a term ending on the earlier of the date the Boardrush loan described above is repaid in full, and January 1, 2005. Until March 17, 1999, j2 Global paid Boardrush $400,000 per year, payable in equal monthly payments, pursuant to the Boardrush Agreement. From and after March 17, 1999, Boardrush's compensation under the Boardrush Agreement consists of forgiveness of interest and principal under the loan described above, with principal reductions being made pro rata over the period from March 17, 1999 through January 1, 2005.

   Boardrush has the right to repay the loan at any time either in cash or in j2 Global's common stock valued at the then current market price. On July 27, 2000, Boardrush prepaid $760,000 of the loan by delivering to j2 Global approximately 62,500 shares of j2 Global's common stock, valued at $12.125 per share. As a result of this prepayment, and in accordance with the Boardrush Agreement, the following occurred: (a) the requirement in the Boardrush Agreement that Boardrush repay the loan with the proceeds of any sale of j2 Global's common stock after it has received in excess of $6 million was terminated, and (b) Boardrush's pledge of 731,250 shares of j2 Global's common stock was extinguished.

  . Richard S. Ressler's services as Chairman, and formerly as Chief Executive Officer, have been provided pursuant to a consulting arrangement with Orchard Capital Corporation, a company controlled by

     Mr. Ressler. Mr. Ressler is also a member and the manager of Orchard/JFAX Investors, LLC, one of j2 Global's principal stockholders. See "Executive Officer Compensation and Other Matters--Report of the Compensation Committee of the Board of Directors on Executive Compensation" beginning on page 13 for a description of the terms of this consulting arrangement.

Shared Space and Services

   j2 Global currently leases approximately 28,000 square feet of office space for its headquarters in Hollywood, California under a lease that expires in January 2010. j2 Global leases the space from CIM/Hollywood, LLC, a limited liability company indirectly controlled by j2 Global's Chairman, Richard S. Ressler. j2 Global subleases approximately one-half of this space to CIM Group, LLC, an entity indirectly controlled by Mr. Ressler. This sublease expires in 2002 and j2 Global's share of the monthly rent is approximately $24,000.

   j2 Global also shares and prorates certain administrative costs with these and other entities controlled by Mr. Ressler. These costs include amounts for shared personnel and routine office and telephone expenses, and are paid based on actual amounts paid to third parties without markup or markdown.

Investments in j2 Global by Officers, Directors and Principal Stockholders

   Between December 1995 and March 1997, j2 Global issued a total of 1,727,500 shares of common stock to j2 Global's founders, Messrs. Muller and Rieley, 1,343,750 of which were canceled in March 1997 and reissued to Boardrush). Also in March 1997, j2 Global issued 2,515,000 shares of common stock to Orchard/JFAX Investors, LLC, and 55,000 shares of common stock to Nehemia Zucker. In connection with these issuances, j2 Global entered into a registration rights agreement with those investors. Under this agreement, the investors have the right to participate in registrations initiated by j2 Global, but do not have the right to demand that j2 Global effect a registration. These registration rights will expire on March 17, 2007.

   In June 2001, j2 Global repurchased 251,922 shares of common stock and a warrant to acquire 117,188 shares of common stock for $911,000 in cash from an investor group advised by Pecks Management Partners Ltd. ("Pecks") consisting of Declaration of Trust for Defined Benefit Plans of Zeneca Holdings, Inc., Declaration of Trust for Defined Benefit Plans of ICI American Holdings, Inc., Delaware State Employees' Retirement Fund and the J.W. McConnell Family Foundation. Robert J. Cresci, one of j2 Global's directors, is a Managing Director of Pecks. At the same time, Pecks sold 300,003 shares of j2 Global's common stock to a third party unaffiliated with j2 Global. Prior to disposing of these shares and warrants, Pecks had a right to cause j2 Global to repurchase these shares for $12.80 per share and to purchase these warrants for $6.40 per underlying share upon a change of control of j2 Global. In connection with Pecks' June 2001 sale of these shares and warrants, these repurchase rights were canceled.

   In July 1998, in connection with a preferred stock issuance (which preferred stock was repurchased in 1999), j2 Global issued warrants to acquire a total of 781,250 shares of j2 Global's common stock to the following entities: (a) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which acted as placement agent for the offering; (b) affiliates of DLJ; (c) R. Scott Turicchi, j2 Global's Executive Vice President of Corporate Development; (d) Orchard/JFAX Investors, LLC; and (e) Pecks. As stated above, j2 Global repurchased the warrants issued to Pecks in June 2001. The remaining warrants, which have an exercise price of $9.60 per share, expire July 1, 2005. Each of the warrant holders has a right to cause j2 Global to repurchase these warrants for $6.40 per underlying share upon a change of control of j2 Global.

   We believe that the transactions described above were made on terms no less favorable than could have been obtained from third parties. All transactions were negotiated at arms' length. j2 Global intends to have all future transactions between j2 Global and its officers, directors and affiliates be approved by a majority of disinterested members of j2 Global's Board of Directors or one of its committees, as appropriate, in a manner consistent with Delaware law and the fiduciary duties of j2 Global's directors.

          STOCKHOLDER PROPOSALS FOR 2003 ANNUAL STOCKHOLDERS' MEETING

   Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Secretary of j2 Global Communications, Inc. at 6922 Hollywood Boulevard, Suite 800, Hollywood, California 90028. The proposal must be received no later than January 15, 2003. Proposals of stockholders intended to be considered at the next annual meeting of stockholders but not included in the proxy statement for that meeting must be received at the above address in compliance with j2 Global's By-laws and in any event no later than March 31, 2003.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires j2 Global's officers (as defined in Rule 16a-1(f)), directors and persons who own more than ten percent (10%) of a registered class of j2 Global's equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish j2 Global with copies of all Section 16(a) forms they file. Based solely on j2 Global's review of the copies of such forms received by j2 Global and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all filing requirements applicable to its officers, directors and ten percent (10%) stockholders were complied with during the fiscal year ended December 31, 2001.

                 COST OF ANNUAL MEETING AND PROXY SOLICITATION

   j2 Global is paying the expenses of this solicitation. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by telephone, fax, e-mail or similar means.

                                 HOUSEHOLDING

   As permitted by the Securities Exchange Act of 1934, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless such stockholders have notified j2 Global of their desire to receive multiple copies of the Proxy Statement.

   j2 Global will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to j2 Global's Secretary, 6922 Hollywood Boulevard, Suite 800, Hollywood, California 90028.

                                 OTHER MATTERS

   The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope.

   The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

                                          By Order of the Board of Directors,

                                          /s/ Richard S. Ressler

                                          Richard S. Ressler
                                          Chairman of the Board

Hollywood, California
Dated: May 15, 2002

PROXY

                        j2 GLOBAL COMMUNICATIONS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS--June 18, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder(s) of j2 Global Communications, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated May 15, 2002, and hereby appoint(s) R. Scott Turicchi, Nehemia Zucker, and Jeffrey D. Adelman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of j2 Global Communications, Inc., to be held June 18, 2002 at 10:00 a.m., local time, at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, and at any continuation or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET OUT BELOW, INCLUDING THE ELECTION OF THE MANAGEMENT NOMINEES TO BE DIRECTORS OF j2 GLOBAL, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS BELOW

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
1.To elect five directors to serve the ensuing year and until their successors are elected.

  [_] FOR                                                [_] WITHHELD                                    [_] ABSTAIN
  For all Nominees listed below, except as specified     Withhold authority to vote for all Nominees
  to the contrary below.                                 listed below.

  Nominees: Douglas Y. Bech, Robert J. Cresci, John F. Rieley, Richard S. Ressler, Michael P. Schulhof.
(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the lines provided below.)
2.To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

                    [_] FOR     [_] WITHHELD     [_] ABSTAIN

[_] Mark here for address change and note in the space provided.

                                                               Signature(s): __
                                                               Date: __________

                                                               Note: This proxy
                                                               should be
                                                               marked, dated
                                                               and signed by
                                                               the
                                                               stockholder(s)
                                                               exactly as his
                                                               or her name
                                                               appears hereon
                                                               and returned
                                                               promptly in the
                                                               enclosed
                                                               envelope.
                                                               Persons in a
                                                               fiduciary
                                                               capacity should
                                                               so indicate. If
                                                               shares are held
                                                               by joint tenants
                                                               or as community
                                                               property, each
                                                               person should
                                                               sign.

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE.